THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK INTO WHICH ALL OR A PORTION OF THE PRINCIPAL AMOUNT HEREOF AND INTEREST ACCRUED THEREON MAY BE CONVERTED MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED, OR OTHERWISE DISPOSED OF UNLESS (A) THEY ARE COVERED BY A REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THERETO, EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) SUCH SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THAT ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, WEB2 CORP., a Delaware corporation (the “Maker”), promises to pay to WHWW FIVE, LLC, a Florida limited liability company (the “Payee”), the principal amount of Three Hundred Thousand Dollars ($300,000.00), together with simple interest on the principal amount of this Convertible Promissory Note (the “Note”) from time to time outstanding at the rate of eighteen percent (18%) per annum. Interest on the principal amount of this Note shall be deemed to have commenced on January 1, 2008.

Interest accrued on the principal amount of this Note from time to time outstanding shall be due and payable on August 5, 2008, February 5, 2009, August 5, 2009 and February 5, 2010. The entire principal amount of this Note, together with all accrued but unpaid interest thereon, shall be finally due and payable on February 5, 2010.

Pre-Payment. The principal amount of this Note and any interest accrued thereon may be prepaid in whole or in part at any time prior to maturity without premium or penalty of any kind. Any amount paid to the Payee or other holder hereof (collectively, the “Holder”) shall be applied first to interest accrued to the date of such payment and then to the principal amount hereof then outstanding.

Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Note:

(a) The Maker shall fail for any reason to make any payment, whether of principal, interest or otherwise, when due and payable pursuant to the provisions of this Note;

(b) The Maker shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) file a voluntary petition under any bankruptcy, insolvency or other law for the relief or aid of debtors, including without limitation the Bankruptcy Code of 1978, as amended, (iii) make any assignment for the benefit of its creditors or (iv) enter into any composition agreement;

(c) An involuntary petition shall be filed against the Maker under any bankruptcy, insolvency or other law for the relief or aid of debtors, including without limitation the Bankruptcy Code of 1978, as amended, which involuntary petition is not dismissed within sixty (60) days after the date of the filing thereof;

(d) Any court of competent jurisdiction shall find that the Maker is insolvent or bankrupt;

(e) A receiver or trustee shall be appointed for the Maker or for all or a substantial portion of its assets and properties.

(f) The Maker shall fail to observe or to perform any or all of its agreements, covenants and obligations, or shall otherwise breach, violate or default under, any material agreement, note, mortgage, lease, contract, guaranty or other instrument to which it is a party or by which it or any or all of its properties or assets are bound;

(g) The Maker shall fail to observe or to perform any or all of its agreements, covenants and obligations, or shall otherwise breach, violate or default under, that certain Settlement Agreement dated February 6, 2008 by and between the Maker and the Payee;

(h) A final judgment shall be entered against the Maker which is not satisfied or bonded in full within thirty (30) days after the date of the entry thereof;

(i)  Any or all of the assets and properties of the Maker shall be levied upon, seized or attached;

(j) All or a substantial portion of the assets and properties of the Maker shall be lost, stolen, damaged or destroyed;

(j) The Maker shall enter into any agreement to, or shall, sell all or substantially all of its assets and properties, or merge or consolidate with or into any other corporation or entity; or

(k) The Maker shall cease to conduct its business, adopt any plan of liquidation, liquidate or dissolve.

Remedies. Upon the occurrence of an Event of Default:

(1) at the option of the Holder, all amounts outstanding hereunder, whether principal, interest or otherwise, shall become immediately due and payable;

(2) simple interest shall accrue on the then outstanding principal amount hereof from the date of any such Event of Default to the date of payment in full of the then outstanding principal amount hereof at the highest rate of interest permitted by the laws of the State of Florida; and

(3) the Maker shall pay all reasonable costs and expenses of collection of this Note, including without limitation reasonable attorneys’ fees, costs and expenses, paid or incurred by the Holder hereof, whether paid or incurred in connection with collection by suit or otherwise.

Conversion. All or any portion of the outstanding principal amount of this Note and interest accrued hereon may be converted into shares of common stock, par value $.001 per share, of the Maker (the “Common Stock”), at a conversion price of Two Cents ($0.02) per share of Common Stock (the “Conversion Price”), as follows:

(a) At any time after August 6, 2008, up to One Hundred Thousand Dollars ($100,000.00) of the outstanding principal amount of this Note and interest accrued hereon may be converted into shares of Common Stock at the Conversion Price.

(b) At any time after February 6, 2009, up to Two Hundred Thousand Dollars ($200,000.00) of the outstanding principal amount of this Note and interest accrued hereon may be converted into shares of Common Stock at the Conversion Price.

(c) At any time after August 6, 2009, all or any portion of the outstanding principal amount of this Note and interest accrued hereon may be converted into shares of Common Stock at the Conversion Price.

Any such conversion shall take place upon the delivery by the Holder of written notice of conversion to the Maker, together with this Note marked “cancelled.” The Maker shall promptly deliver to the Holder one or more certificates representing the shares of Common Stock into which the principal amount of this Note shall have been so converted. If the Holder elects to convert a portion, but not all, of the principal amount of this Note, then the Maker shall also promptly deliver to the Holder a new promissory note substantially similar to this Note but reflecting the new principal amount thereof.

At all times after August 6, 2008, the Maker shall reserve and keep available out of its authorized, but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note as provided for herein. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to satisfy such conversion, then the Maker shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock as shall be sufficient for such purpose.

If at any time after the date hereof the Maker declares or authorizes any dividend (other than a cash dividend), stock split, reverse stock split, combination, exchange of shares of Common Stock, or there occurs any recapitalization, reclassification (including any consolidation or merger of which the Maker is not the surviving corporation), sale of property or assets, reorganization or liquidation, or if the outstanding shares of Common Stock are changed into the same or a different number of shares of Common Stock of the same or another class or classes of stock of the Maker, then the Maker shall cause effective provision to be made so that the Holder shall, upon conversion of the principal amount of this Note following such event, be entitled to receive the number of shares of stock or other securities or the cash or property of the Maker (or of the successor corporation or other entity resulting from any consolidation or merger) to which the shares of Common Stock (and any other securities) deliverable upon the conversion of the principal amount of this Note would have been entitled if the principal amount of this Note had been converted immediately prior to the earlier of (a) such event and (b) the record date, if any, set for determining the shareholders entitled to participate in such event, and the Conversion Price shall be adjusted appropriately so that the aggregate amount payable by the Maker upon the full conversion of this Note remains the same.

The Maker shall not effect any recapitalization or reclassification unless, upon the consummation thereof, the successor corporation or entity shall by written instrument assume the obligation to deliver to the Holder the shares of stock, securities, cash or property that the Holder shall be entitled to acquire in accordance with the foregoing provisions, which instrument shall contain provisions calculated to ensure for the Holder, to the greatest extent practicable, the benefits provided for in this Note.

Limitation on Conversion Rights. Notwithstanding anything contained in this Note to the contrary, in no event shall the Holder be entitled to convert all or a portion of the principal amount of this Note or any interest accrued hereon for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder to exceed Four and Ninety-Nine One Hundredths Percent (4.99%) of the outstanding number of shares of Common Stock following such exercise.

For purposes of the foregoing, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon conversion of the principal amount of this Note and any interest accrued hereon with respect to which the determination is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining principal amount of this Note held by the Holder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Maker beneficially owned by the Holder (including, without limitation, any promissory notes, convertible notes or preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this of this Note, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

For purposes of this Note, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Payee’s most recent Quarterly Report or Annual Report filed with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Payee or (3) any other notice by the Payee or its transfer agent setting forth the number of shares of Common Stock outstanding.

Upon the written request of the Holder, the Maker shall promptly, but in no event later than one business day following the receipt of such notice, confirm in writing to the Holder the number of shares of Common Stock then outstanding.

In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion of the principal amount of this Note and any interest accrued thereon by the Holder since the date as of which such number of outstanding shares of Common Stock was reported.

Registration of Securities. The Holder shall have the right at any time and from time to time to require the Maker to register this Note and the shares of Common Stock issuable upon conversion of all or any portion of this Note and interest accrued thereon for resale to the public under the Securities Act of 1933, as amended, and any applicable state securities or blue sky laws. Any request for such registration shall be made by delivery of written notice to the Maker. The Holder shall promptly furnish to the Maker such information as the Maker shall reasonably request to enable it to prepare and file any and all required registration statements and amendments thereto. Except as may be required by law, the Maker shall pay all fees and costs incurred in connection with the preparation and filing of any registration statement with the Securities and Exchange Commission and any applicable state securities authorities.

Waivers. The Maker and each endorser of this Note severally waives demand, protest, presentment and notice of maturity, non-payment or protest and any and all requirements necessary to hold each of them liable as a maker or endorser hereof.

The waiver by the Holder of the Maker’s prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default and the failure by the Holder to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.

Governing Law. This Note shall be governed by, and shall be construed and interpreted in accordance, with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Note may not be modified, amended, altered or changed unless by a written instrument executed and delivered by the Maker.

Benefits; Binding Effect. This Note shall be for the benefit of, and shall be binding upon, the Maker and the Payee and their respective successors and assigns.

Jurisdiction and Venue. Any claim or dispute arising out of, connected with, or in any way related to this Note shall be instituted by the complaining party and adjudicated in a court of competent jurisdiction located in Orange County, Florida, and the Maker consents to the personal jurisdiction of, and venue in, such courts. In no event shall the Maker contest the personal jurisdiction of such courts or the venue of such courts. The Maker acknowledges that the provisions of this paragraph constitute a material inducement for the Payee to extend credit to the Maker as evidenced by this Note, and that but for the inclusion of such provision in this Note the Payee would not continue to extend credit to the Maker.

Waiver of Trial by Jury. In any suit for the collection of any amount, whether of principal, interest or otherwise, which shall have become due and payable under this Note, the Maker knowingly, voluntarily and intentionally waives any right which it may have to a trial by jury. The Maker acknowledges that the provisions of this paragraph constitute a material inducement for the Payee to extend credit to the Maker as evidenced by this Note, and that but for the inclusion of such provision in this Note the Payee would not continue to extend credit to the Maker.

Headings. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

IN WITNESS WHEREOF, the Maker, by and through its undersigned officer thereunto duly authorized, has executed and delivered this Note on February 6, 2008.

WEB2 CORP.

By	/s/ William A. Mobley, Jr.
William A. Mobley, Jr.,
Chairman and Chief Executive Officer